INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 134 to Registration Statement No. 2-67052 of Forum Funds on Form N-1A of our reports for Mastrapasqua Growth Value Fund Brown Advisory Small-Cap Growth Fund, Brown Advisory Growth Equity Fund and Brown Advisory Maryland Bond Fund dated July 9, 2003 in the Statements of Additional Information, which are part of such Registration Statement, and to the references to us under the headings "Financial Highlights" appearing in the Prospectuses, which are part of such Registration Statement.

/S/  DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
Boston, Massachusetts
September 30, 2003